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                                   EXHIBIT 11
                       SHOP AT HOME, INC. AND SUBSIDIARIES
                SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
                                   (UNAUDITED)

                                                          Three months ended
                                                             September 30,
                                                         1997             1996
                                                     -----------      -----------

Net earnings                                         $   367,155      $   166,493
Interest expense saved from
  conversion of debt                                      28,582           29,582


Interest expense saved from
  payoff of debt with excess
  proceeds from conversion
  of options and warrants                                  - 0 -           24,848
                                                     -----------      -----------
Adjusted net earnings                                $   395,737      $   220,923
                                                     ===========      ===========

Common shares outstanding                             10,925,718       10,587,958

Common equivalent shares
  issuable upon exercise of
  stock options and warrants (1)                       2,748,942        3,523,408

Common equivalent shares
  issuable upon conversion
  of debt                                                444,177          563,146

Common equivalent shares
  issuable upon conversion
  of preferred stock                                     137,943          137,943
                                                     -----------      -----------
Total weighted average shares                         14,256,780       14,812,455
                                                     ===========      ===========

Primary and fully diluted net
  income per common and
  equivalent share                                   $      0.03      $      0.01
                                                     ===========      ===========

Notes:
(1) Amount calculated using the modified treasury stock method and fair market values.